OSE USA, Inc.	Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:

Edmond Tseng, President and CEO

OSE USA, Inc.

2221 Old Oakland Road, San Jose CA 95131-1402

(408) 321-3600

OSE USA, INC. ANNOUNCES SHUTDOWN OF US MANUFACTURING FACILITY.

San Jose, CA, April 21, 2003. – OSE USA, Inc. (OTC-BB: OSEE), announced today that its US manufacturing facilities will be phased out over the next 60 days and will be shut down permanently on or before June 30, 2003. Approximately 100 employees in total will be affected.

OSE USA Chairman and Chief Executive Officer Edmond Tseng stated: “While our distribution segment has continued to be profitable, the Company’s manufacturing segment has posted significant net losses since 1997 and especially during the recent years of general decline in the technology sector. In an attempt to achieve profitability for the manufacturing segment, the management team has reduced overall headcount by a significant amount, reduced executive staff, cut overhead costs, and gradually increased time off among remaining employees. Unfortunately, the manufacturing segment continues to lose substantial sums each year, and these losses are no longer sustainable.”

During the interim period, the Company will fill final customer orders and work in progress. Mr. Tseng stated further: “Company officers will meet with our customers to explain the planned shut down and how they will be affected, work with certain customers to transition selected production to our Taiwanese and Philippine affiliates, and continue manufacturing operations for a sufficient period to give our other customers sufficient time to close out their production with us and to find alternative packaging suppliers. The business activities of the distribution segment conducted under our subsidiary company OSE, Inc., will be continued.”

Founded in 1992 and formerly known as Integrated Packaging Assembly Corporation (IPAC), OSE USA has been the nation’s leading onshore advanced technology IC packaging foundry. In May 1999, OSE Limited, one of Taiwan’s top IC assembly and packaging services companies, acquired controlling interest in IPAC, boosting its US expansion efforts. The Company entered the distribution segment of the market in October 1999 with the acquisition of OSE, Inc. (“OSEI”). In May 2001 IPAC changed its name to OSE USA, Inc. to reflect the company’s strategic reorganization.

For more information, visit OSE USA’s web site at: www.ose-usa.com.